UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐ Preliminary proxy statement                                                                        ☐ Confidential, For Use of the Commission Only
☒ Definitive proxy statement                 [as Permitted by rule 14a-6(e)(2)]
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

THE BOMBAY COMPANY, INC.
(Name of Registrant as Specified in Its Charter)
Michael J. Veitenheimer, Senior Vice President, Secretary and General Counsel
(Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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___________________________________________________________________________________________________
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(4) Date Filed:           May 16, 2006
_______________________________________________________________________________________

THE BOMBAY COMPANY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 22, 2006

To Bombay Shareholders:

Please join us for the Annual Meeting of Shareholders of The Bombay Company, Inc. The meeting will be held at the Doral Tesoro Hotel, 3300 Championship Parkway, Alliance/Fort Worth, Texas 76177, on Thursday, June 22, 2006 at 8:00 a.m. (C.D.T.). At the meeting, holders of Bombay Common Stock will act on the following matters:

(1)	To elect two directors in Class C to serve for three-year terms expiring in 2009, or until their successors are elected and qualified;

(2)	To approve The Bombay Company, Inc. 2006 Non-Employee Director Stock Payment Plan;

(3)	To approve The Bombay Company, Inc. 2006 Employee Stock Incentive Plan; and

(4)	To take action upon any other business that may properly come before the meeting or any adjournments thereof.

By resolution of the Board of Directors, all shareholders of record as of the close of business on April 24, 2006 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the fiscal year ended January 28, 2006 (“Fiscal 2005”), has been mailed to all shareholders.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY INTERNET OR TELEPHONE.
By Order of the Board of Directors

                                                                                                                                    MICHAEL J. VEITENHEIMER
                                                                                                                                   Senior Vice President, Secretary
                                                                                                                                   and General Counsel

Fort Worth, Texas
May15, 2006

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
Who Can Vote	1
How You Can Vote	1
How You May Revoke or Change Your Vote	2
Quorum and Vote Requirements	2
How Proxies Are Solicited	3
Householding Information	3
Electronic Delivery of Proxy Materials and Annual Report	3
SECURITY OWNERSHIP	4
Securities Owned By Directors and Executive Officers	4
Securities Owned By Other Principal Shareholders (Greater than 5%)	5
CORPORATE GOVERNANCE	5
Introduction	5
Director Independence	6
Business Conduct and Ethics	7
Stock Ownership Guidelines	7
Director Candidates	7
Communication from Shareholders	9
Website Access	9
PROPOSAL 1 - ELECTION OF DIRECTORS	10
Directors Who Are Nominated For Election	10
Continuing Directors Whose Terms Are Not Expiring	12
The Board, Board Committees and Meetings	12
Compensation of Directors	14
Report of the Audit and Finance Committee	14
Independent Registered Public Accounting Firm’s Fees	16
Audit and Finance Committee’s Pre-approval Policy and Procedures	16
Independent Registered Public Accounting Firm	17
PROPOSAL 2 - APPROVAL OF 2006 NON-EMPLOYEE DIRECTOR
STOCK PAYMENT PLAN	17
EXECUTIVE OFFICERS OF THE COMPANY	22
Current Executive Officers	22
Business Experience	22
Terms of Office; Relationships	24
EXECUTIVE COMPENSATION	25
Summary Compensation Table	25
Stock Option Grants	28
Stock Option Exercises and Holdings	29
Executive Officer Agreements	29
Compensation and Human Resources Committee Report	30
PROPOSAL 3 - APPROVAL OF 2006 EMPLOYEE STOCK
INCENTIVE PLAN	34

i

EQUITY COMPENSATION PLAN INFORMATION	44
SHAREHOLDER’S TOTAL RETURN GRAPH	45
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE	46
RELATED PARTIES TRANSACTIONS	46
SHAREHOLDER PROPOSALS	46
GENERAL	46
EXHIBIT “A”
EXHIBIT “B”

ii

THE BOMBAY COMPANY, INC.
550 Bailey Avenue
Fort Worth, Texas 76107
(817) 347-8200

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

June 22, 2006

The Bombay Company, Inc. Board of Directors is soliciting your proxy for use at the Annual Meeting of Shareholders on Thursday, June 22, 2006. This Notice, Proxy Statement and enclosed form of proxy card will be mailed to shareholders beginning Monday, May 15, 2006.

VOTING

Who Can Vote

Only shareholders of record at the close of business on April 24, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting. On that date the Company had 36,433,077 shares of Common Stock outstanding. Each share of Bombay Common Stock you own entitles you to one vote.

Employee Benefit Plan Shares. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as any shares you own of record. The trustee for each plan will cause votes to be cast in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plans.

How You Can Vote

If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

•	Vote by Internet, by going to the web address www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Phone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the enclosed proxy card.

•
Vote by Mail, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided or return it to The Bombay Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or phone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote by Internet or phone.

If you would like to vote on all proposals in accordance with the recommendations of the Board of Directors, there is no need for you to specify your vote on the individual proposals. Just sign and return your card, or indicate by Internet or phone your desire to vote as recommended by the Board. The named proxies will vote your shares FOR the election of all nominees for director as described under Proposal 1 - Election of Directors, FOR Proposal 2 - Approval of 2006 Non-Employee Director Stock Payment Plan and FOR Proposal 3 - Approval of 2006 Employee Stock Incentive Plan.

If you would like to vote on individual proposals, return your signed and marked proxy card or use Internet or phone voting before the Annual Meeting. The named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal 1 - Election of Directors. For the second and third proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN” from voting.

How You May Revoke or Change Your Vote

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•
Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions; (2) following the telephone voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

•	Attending the Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

Quorum and Vote Requirements

A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each director. Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote, “broker non-votes” are not counted as among the shares entitled to vote with respect to such matter, and thus have the effect of reducing the number of affirmative votes required to approve a proposal and the number of negative votes or abstentions required to block such approval. Abstentions and withheld votes are counted in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote. Cumulative voting is not permitted.

How Proxies Are Solicited

The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mail, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or engaged with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Investors Relations representative by telephone at (817) 347-8200, by e-mail at investor@us.bombayco.com, or by mail to the address listed on the cover of this Proxy Statement, Attention: Investor Relations.

If you participate in householding and would like to receive a separate copy of our 2005 Annual Report and Proxy Statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

Electronic Delivery of Proxy Materials and Annual Report

The notice of annual meeting and Proxy Statement and the 2005 Annual Report are available on our website at www.bombaycompany.com. Instead of receiving paper copies of the notice of annual meeting, Annual Report and Proxy Statement in the mail, shareholders can elect to receive an e-mail, including an electronic link to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business. To sign up for electronic delivery, please follow the instructions on the proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

SECURITY OWNERSHIP

Securities Owned by Directors and Executive Officers

The following tables set forth as of April 24, 2006 the numbers of shares of Common Stock beneficially owned by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all directors and executive officers of the Company as a group, and each person known to Bombay to own more than 5% of the outstanding shares of Common Stock.

Under the rules of the Securities and Exchange Commission, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares. The percentages shown are calculated with reference to the number of shares of Common Stock issued and outstanding on April 24, 2006. Shares purchasable under exercisable options are added to the shares issued and outstanding on that date for the percentage calculations.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of Common Stock indicated in the table as beneficially owned by such person.

			Shares Beneficially Owned
Name of Beneficial Owner	Shares	Options	Number of Shares Beneficially Owned	Percent of Class	Stock Equivalent Units (1)

James D. Carreker	528,727	815,000	1,343,727	3.7%
Elaine D. Crowley	62,405	225,262	287,667	*
Lucretia D. Doblado	33,461	80,000	113,461	*
Susan T. Groenteman	0	30,000	30,000	*	16,737
Paul V. Higham	0	10,000	10,000	*	3,549
Bruce A. Quinnell	0	10,000	10,000	*	4,000
Paul J. Raffin	7,234	36,000	43,234	*	14,298
Julie L. Reinganum	26,641	51,000	77,641	*	9,707
Donald V. Roach	59,097	190,000	249,097	*
Laurie M. Shahon	12,170	35,000	47,170	*	5,465
Bruce R. Smith	14,526	61,000	75,526	*	11,371
Nigel Travis	27,083	46,000	73,083	*
Steven C. Woodward	48,611	95,000	143,611	*
All present executive officers and
directors as a group (18 persons)	911,122	2,061,744	2,972,866	8.2%	65,127

*Less than one percent (1%)

(1) As of January 28, 2005, these units are held in the Non-Employee Directors’ Equity Plan. The value of a director’s unit account is measured by the price of the Common Stock. The plan is described under the section heading “Compensation of Directors.” Not all units may be acquired within 60 days so units are not included in beneficial ownership totals.

Securities Owned by Other Principal Shareholders (Greater than 5%)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	3,182,790 shares (1)	8.7%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94105	2,922,300 shares (2)	8.0%

(1)
Dimensional Fund Advisors, Inc. filed with the Securities and Exchange Commission a Schedule 13G, dated February 1, 2006 (the “Dimensional 13G”). Dimensional Fund Advisors, Inc. may be deemed to beneficially own the number of shares of Common Stock indicated above all of which are owned by registered investment companies, commingled group trusts and separate accounts (“Funds”) to which Dimensional Fund Advisors, Inc. furnishes investment advice or serves as investment manager. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all the shares owned by the Funds.

(2)
Wells Fargo & Company and certain of its subsidiaries (including Wells Capital Management Incorporated) jointly filed with the Securities and Exchange Commission a Schedule 13G dated January 24, 2006 (the “Wells Fargo 13G”). The address of Wells Capital Management Incorporated is 525 Market Street, 10th Floor, San Francisco, CA 94105. According to the Wells Fargo 13G, the number of shares reported above includes the following: (a) for Wells Fargo & Company: sole voting power - 2,651,700; shared voting power - 0; sole dispositive power - 2,922,300 and shared dispositive power - 0; and (b) for Wells Capital Management Incorporated: sole voting power - 2,651,700; shared voting power - 0; sole dispositive power - 2,865,300 and shared dispositive power - 0.

CORPORATE GOVERNANCE

Introduction

The Company actively supports good corporate governance practices and continually reviews best practices for implementation where appropriate for the Company. We believe that good governance starts with an independent board that is highly accountable to our shareholders, built on open communication. We believe that our governance practices create an appropriate structure for managing the Company’s strategic objectives and driving long-term shareholder value.

Our key corporate governance practices include the following:

•	The Board must be controlled by a strong majority of independent directors. Currently, only one of our employees, our Chief Executive Officer, is a director of the Company.

•
Each Board meeting includes an executive session of all non-management members of the Board and the Chief Executive Officer. Time is also reserved for the non-management directors to meet in executive session chaired by the Lead Director, without the Chief Executive Officer present, during each meeting.

•
All Board committees are composed entirely of independent directors. The Board of Directors, under the guidance of the Compensation and Human Resources Committee, annually reviews the performance of the Chief Executive Officer.

•	The full Board annually conducts a review to improve its performance.

•	Directors must submit a resignation for consideration by the Board upon any substantial change in principal employment.

From time to time, we may revise our corporate governance policies in response to changing regulatory requirements and evolving best practices. A complete copy of our Statement of Corporate Governance Practices is available on line at www.bombaycompany.com in the Investor Relations section.

Director Independence

Under current NYSE rules, a director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director is not considered to have a material relationship with the Company if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•
is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•
is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•
is a director of another company that does business with the Company, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of the Company with respect to such other company; or

•
serves as an executive officer of a charitable organization, unless the Company’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

Ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent (as defined above).

Based upon the above, the Board of Directors has affirmatively determined that Susan T. Groenteman, Paul V. Higham, Bruce A. Quinnell, Paul J. Raffin, Julie L. Reinganum, Laurie M. Shahon, Bruce R. Smith and Nigel Travis qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange. In addition, the Board has determined as to each independent director that no material relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Business Conduct and Ethics

The Company is committed to conducting business lawfully and ethically. All of our employees, including our Chief Executive Officer and senior financial officers, are required to act at all times with honesty and integrity. Our Code of Business Conduct and Ethics covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets (including intellectual property), employment policies, confidentiality and vendor standards, and requires strict adherence to all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics also describes the means by which an employee can anonymously report any actual or apparent violation of our Code of Business Conduct and Ethics. A complete copy of our Code of Business Conduct and Ethics is available on line at www.bombaycompany.com in the “Investor Relations” section.

Stock Ownership Guidelines

The Board of Directors has established minimum ownership guidelines with respect to the Company’s Common Stock for all directors and officers of the Company. Under the guidelines, the directors and officers, within the five-year period commencing with the later of the date the guidelines were adopted or the date they join the Company, will be expected to own shares of Common Stock (or equivalent stock units) as follows:

Directors:	$50,000
Chief Executive Officer:	5 times bas salary
Executive and Senior Vice Presidents:	2 times base salary
Vice Presidents:	1 times base salary

At the end of Fiscal 2005, all directors with five or more years of service met the ownership guidelines. As discussed in the Compensation and Human Resources Committee Report, the Committee reviews the stock ownership of officers annually to determine their progress towards meeting their stock ownership guidelines.

Director Candidates

Any shareholder may recommend a director candidate to the Company. The Board of Directors, through the Governance and Nominations Committee, will consider all such bona fide nominees. Shareholders desiring to recommend a director candidate should submit such nominee, in writing, to: Governance and Nominations Committee, Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107. If the Board, on recommendation by the Governance and Nominations Committee, determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in the Company’s proxy card for the shareholders meeting at which his or her election is recommended. The following information should be submitted with the recommendation, and the Governance and Nominations Committee will consider a recommendation only if all of the information is provided on a timely basis:

•	a statement from the nominee consenting (i) to be named in the Proxy Statement and proxy card if selected and (ii) to serve on the Board if elected;

•	whether the candidate qualifies as “independent” under the objective New York Stock Exchange listing standards applicable to the Company;

•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in legal proceedings, including any involving the Company;

•	transactions and relationships between the nominee and the recommending shareholders, on the one hand, and the Company or its management on the other hand;

•	the nominee’s Company stock trading history and current ownership information;

•	any material proceedings to which the nominee or associates of the nominee are a party that are adverse to the Company;

•	information regarding whether the recommending shareholders or nominee (or their affiliates) have any plans or proposals for the Company;

•
whether the recommending shareholders and nominee seek to use the nomination to redress personal claims or grievances against the Company or other persons or to further personal interests or special interests not shared by shareholders at large; and

•	such other information as the Committee may deem appropriate.

The minimum qualifications and specified qualities or skills that the Committee believes a nominee must possess are set forth in the Company’s Statement of Corporate Governance Practices, which is available on the Company’s website at www.bombaycompany.com in the Investor Relations section. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Governance and Nominations Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The process employed by the Company for identifying and evaluating nominees is as follows:

•	the collection of a list of potential candidates from, among others, management, board members and shareholder recommendations (either in advance of the annual meeting or from time to time);

•	the engagement of a search firm, if deemed appropriate;

•	communications with board members and management, particularly the chief executive officer, to identify possible nominees;

•	the evaluation of potential conflicts, including financial relationships and plans or proposals to acquire control of the Company;

•	the evaluation of whether the candidate would be a “special interest” or “single issue” director to an extent that would impair such director’s ability to represent the interests of all shareholders;

•	committee meetings to narrow the list of potential candidates;

•	interviews with a select group of candidates;

•	selection of a candidate most likely to advance the best interests of shareholders; and

•	the recommendation of the candidate for Board approval, specifying the appropriate term and timing for submission to shareholders for election.

The Governance and Nominations Committee will evaluate candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Communication from Shareholders

Any shareholder who desires to contact the Board of Directors, the Lead Director or specific members of the Board may do so by writing to: Board of Directors, Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107. Alternatively, communication may be sent electronically by sending an email to the following address: BOD@us.bombayco.com. Communications received are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Any issues regarding accounting, internal control over financial reporting and auditing matters will be forwarded to the Chair of the Audit and Finance Committee for review and consideration. No communication will be screened out without the approval of the appropriate committee chair, unless the communication falls within a general category (e.g., solicitation) that has been identified by the Governance and Nominations Committee as improper or irrelevant.

Website Access

A corporate governance section is maintained on the Company’s website that includes key information about the Company’s governance initiatives. That information includes the Statement of Corporate Governance Practices, charters for the Audit and Finance, Compensation and Human Resources and Governance and Nominations Committees, Code of Business Conduct and Ethics and Whistleblower Policy. The corporate governance section may be found at www.bombaycompany.com by clicking “Investor Relations” and then “Corporate Governance.” Shareholders may also obtain copies of these documents by contacting the Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107 or by calling 817-347-8200. The Board will review and periodically update these documents and policies as it deems necessary and appropriate.

ELECTION OF DIRECTORS

(Proposal 1)

The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The terms of office of the directors in Class C expire with the Annual Meeting. Vacancies on the Board of Directors or newly created directorships may be filled by a vote of the directors then in office and any director so chosen will hold office until the next election of the class for which that director was chosen. During the past year, the Board of Directors filled the vacancy created by the departure of Mr. John Costello by adding Mr. Bruce A. Quinnell to Class B and created a new directorship, adding Mr. Paul V. Higham to Class C.

Mr. Quinnell has advised the Company that due to personal reasons, he intends to leave the Board as of the Annual Meeting on June 22, 2006. It is anticipated that the Company’s new Chief Executive Officer will fill the vacancy caused by Mr. Quinnell’s departure. Additionally, Mr. James D. Carreker has elected not to stand for re-election and intends to leave the Board as of the end of his employment agreement on June 3, 2006. On recommendation of the Governance and Nominations Committee, the Board of Directors has decided to reduce the size of the Board to eight members.

The Board of Directors has nominated two persons for election as directors in Class C at the Annual Meeting to serve for three-year terms expiring in 2009 or until their successors are elected and qualified. Mr. Paul V. Higham and Mr. Nigel Travis are currently serving as directors and have consented to serve upon election. Shareholders may only vote for the two nominees listed.

Directors Who Are Nominated For Election

Director’s Name	Age	Principal Occupation	Director Since	Term to Expire
Paul V. Higham	59	Owner H Factor	2005	2009
Nigel Travis	56	President and Chief Executive Officer Papa John’s International, Inc.	2000	2009

Additional information regarding the two nominees for election as directors of the Company is as follows:

Paul V. Higham was elected to the Board of Directors in June 2005. He is currently the owner of H Factor, a marketing consulting company, which he created following his retirement from Wal-Mart Stores Inc. as its Senior Vice President and Chief Marketing Officer, a position held from 1988 to 2002. During his tenure, Wal-Mart grew from $19 billion in sales to $219 billion in sales, making Wal-Mart the largest company in the world. Prior to joining Wal-Mart, he was Vice President of Advertising for Target Stores. Mr. Higham was inducted into the Retail Hall of Fame in 2000. He is the recipient of many honors and awards, including the first Ad Age Marketer of the Year award, the Pro Bono Publico award, recognition from the Environmental Programme of the United Nations, The President’s Award from the International Mass Retailer Association, and the Science Award from The Gallop Organization. Mr. Higham has served as advisor for a number of other organizations including the Marketing Advisory Board of the United States Postal Service, the Wal-Mart Foundation, the National Retail Federation, the Grocery Marketing Association and the Newspaper Association of America.

Nigel Travis was elected to the Board of Directors in August 2000 and currently serves as Lead Director for the Board. He is also President and Chief Executive Officer and a member of the Board of Directors of Papa John’s International, Inc., as of April 1, 2005, after having served as President and Chief Operating Officer of Blockbuster Inc. until late 2004. While at Blockbuster, Mr. Travis also served as Executive Vice President and President, Worldwide Stores Division from December 1999 to October 2001, as President, Worldwide Retail Operations from 1998 to 1999, as Executive Vice President and President, International from 1997 to 1998 and as Senior Vice President, Europe from 1994 to 1997. Prior to his service with Blockbuster, Mr. Travis was employed by Grand Metropolitan from 1985 to 1994, with his final position as Managing Director, Europe, Middle East and Africa for Burger King Corporation, headquartered in Uxbridge, England. Mr. Travis also served as the senior independent director and was a member of the Audit Committee of the Board of Directors of Limelight, PLC in the UK from October 1996 to August 2000.

The Board of Directors recommends a vote “FOR” the election of Mr. Higham and Mr. Travis as directors of the Company.

Continuing Directors Whose Terms Are Not Expiring

Director’s Name	Age	Principal Occupation	Director Since	Term to Expire
Susan T. Groenteman	51	Chief Investment Officer Aimbridge Holdings	2003	2008
Paul J. Raffin	52	President Express, Inc.	2002	2007
Julie L. Reinganum	50	President and Chief Executive Officer Pacific Rim Resources, Inc.	2000	2007
Laurie M. Shahon	54	President Wilton Capital Group	2003	2008
Bruce R. Smith	64	Business Consultant	1999	2007

Additional information regarding the continuing directors of the Company is as follows:

Susan T. Groenteman was elected to the Board of Directors in May 2003. She is currently Chief Investment Officer of Aimbridge Holdings, a position she has held since February 2004. Aimbridge Holdings owns businesses engaged in the financial services, hospitality and automotive industries. Ms. Groenteman was formerly Chief Investment Officer of Crow Holdings, Inc. in Dallas, Texas, where she was employed from 1986 to 2003. Crow Holdings is a diversified investment holding company with a variety of interests including financial investments, real estate related businesses and other private operating businesses. Ms. Groenteman’s career includes positions at General Electric Credit Corporation, Arthur Andersen, where she practiced as a Certified Public Accountant, and at Trammell Crow Hotel Company. She also serves as President and board member of Gilda’s Club North Texas, a charitable cancer support organization.

Paul J. Raffin was elected to the Board of Directors in December 2002. Mr. Raffin was promoted to President of Express, Inc., a $2.0 billion division of Limited Brands, in March 2004, after having served as Executive Vice President of Merchandising since 1997. Express operates over 700 men’s and women’s fashion stores. Prior thereto, he was President, Mail Order of J. Crew from 1995 to 1997, President of Gant, a division of Crystal Brands, from 1994 to 1995 and President of the Colours and Coloursport Division of Colours by Alexander Julian from 1990 to 1994 after being Vice President, General Merchandising Manager from 1986 to 1990. Mr. Raffin began his retailing career at Bloomingdale’s in 1975 and has also held various management positions at Izod Lacoste (Division of General Mills), Merona Sport (Division of Oxford Industries) and Tricots St. Rafael.

Julie L. Reinganum has been a member of the Board of Directors since August 2000. Since 1988, she has been President and Chief Executive Officer of Pacific Rim Resources, Inc., a management consulting firm serving multinational corporations. Prior thereto, Ms. Reinganum held positions at American International Group from 1986 to 1988 and at Pacific Telesis International from 1984 to 1986. From 1979 to 1982, she worked for the National Committee on US-China Relations. Ms. Reinganum serves on the boards of Hopkins Nanjing Center for Chinese and American Studies, the University of San Francisco Center for the Pacific Rim and Golden Javelin Ltd., a Hong Kong investment firm.

Laurie M. Shahon was elected to the Board of Directors in May 2003. She is the founder and President of Wilton Capital Group, a private direct investment firm headquartered in New York City. The primary focus of Wilton Capital is consumer products, retailing, financial institutions, distribution, healthcare and telecommunications. Ms. Shahon’s background includes positions with Morgan Stanley, Salomon Brothers and ‘21’ International Holdings. She also serves on the Board of Directors of Kitty Hawk, Inc.

Bruce R. Smith joined the Board of Directors in September 1999. Mr. Smith retired in 2005. Prior thereto, he served as a founding partner of i3 Partners Consulting, which provides Board and CEO-level consulting to companies and equity capital firms focusing on sales, marketing and business development management. He also was a principal with Nextera/Sibson Consulting Group, responsible for the creation and business development of the equity capital services practice. From 1994 to 1998, Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of Integration Alliance Corporation, a distribution, integration and marketing company that provided a high value, complex systems channel model for the Hewlett Packard UNIX, 3000 and NT environments. Prior thereto, he was President, Client Systems Company of Distribution Resources Corporation from 1991 to 1994. He also served as a founding board member of Alternative Resources Corp., a NASDAQ company, and Jefferson Wells International, which was sold to Manpower, Inc. in 2002.

The Board, Board Committees and Meetings

The Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. The primary responsibilities of the Board are oversight, counseling and direction of the Company’s management in the long-term interests of the Company and our shareholders. The Board is also responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer. During the time that Mr. James D. Carreker serves as both Chairman of the Board and Chief Executive Officer, the Board has designated Mr. Nigel Travis as the Lead Director. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Lead Director leads those sessions.

For Fiscal 2005, the Board of Directors met 14 times, nine by telephone conference calls. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings of the Board or any of its committees. Although the Company does not have a formal policy requiring them to do so, it encourages its directors to attend the Annual Meeting. All directors except one attended the Annual Meeting last year. The Company does not have a formal policy limiting the number of board seats that may be held by a director, but the Board expects, and is confident that, each director will meet his or her time commitments to the Company.

The Board has three standing Committees, described below. Committee appointments are recommended by the Governance and Nominations Committee at or near the beginning of each fiscal year and are approved by the Board at its next meeting. Each committee is governed by a written charter which expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. Current copies of the charters of each committee are available to shareholders on the Company’s website at www.bombaycompany.com in the Investor Relations section or on request from the office of the Corporate Secretary.

Audit and Finance Committee. The Audit and Finance Committee consists of Laurie M. Shahon (Chair), Susan T. Groenteman, Bruce A. Quinnell and Julie L. Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. All the committee members are “financially literate,” and the Board has determined that Ms. Shahon, the Committee Chair, qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit and Finance Committee assists the Board in monitoring the quality and integrity of the Company’s financial reports and accounting and reporting practices, the adequacy of the Company’s internal control over financial reporting, the independence and performance of the Company’s internal and external auditors, and the compliance with the Company’s Code of Business Conduct and Ethics. The Audit and Finance Committee has the sole authority to retain, compensate and terminate the Company’s independent registered public accounting firm. Its duties are set forth in a written Audit and Finance Committee Charter. The Committee met 17 times during Fiscal 2005 with 13 meetings by telephone conference calls.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee consists of Bruce R. Smith (Chair), Paul V. Higham, Paul J. Raffin and Julie L. Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also evaluates the Chief Executive Officer and recommends to the Board of Directors annual salaries and bonus programs and administers certain retirement, stock option and other plans covering executive officers. Further details of the Committee’s activities during Fiscal 2005 are described in the Compensation and Human Resources Committee Report contained in this Proxy Statement. The Committee met five times during Fiscal 2005, with one meeting by telephone conference call.

Governance and Nominations Committee. The Governance and Nominations Committee consists of Nigel Travis (Chair), Laurie M. Shahon and Bruce R. Smith, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Committee was formed to address governance issues, to ensure that the Board and its Committees carry out their functions in accordance with governing law, regulations and their charters, to ensure that an assessment of the effectiveness of the Board and its Committees is completed at least on an annual basis, and to identify, recruit, nominate and orient new directors. It also has the responsibility for shaping Bombay’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and director compensation. The Committee has adopted a policy regarding, and will consider, nominations submitted by shareholders. See discussion under “Director Candidates.” The Committee met five times during Fiscal 2005, with three meetings by telephone conference calls.

Compensation of Directors

Fees. During Fiscal 2005, compensation for non-employee directors was set as follows:

Annual Retainer	$35,000
Lead Director Retainer	50,000
Committee Chair Additional Retainers:
Audit and Finance Chair	15,000
Compensation and Human Resources Chair	10,000
Governance and Nominations Chair	5,000
Board Meeting Fee	1,500
Committee Meeting Fee	1,000
Telephone Meeting Fee	500

The Lead Director is not paid the additional Committee Chair retainer. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. The Company also reimburses directors for travel, lodging and related expenses incurred in attending meetings and provides directors with travel accident and directors’ liability insurance.

Stock Options. Members of the Board receive stock options granted pursuant to the 2005 Non-Employee Director Stock Option Plan (the “Director Option Plan”), which was approved by shareholders at last year’s annual meeting.

The Director Option Plan is administered by the Board of Directors, which has adopted a compensation program that provides for an initial grant of a nonqualified option to new directors upon joining the Board, and an annual grant of nonqualified options to continuing directors. The initial and annual option grants are for 10,000 shares. Committee chairs are awarded an additional option grant covering 2,500 shares on an annual basis. The initial grant vests 20% per year over a five-year period and the annual grants vest in full six months after the grant. In the event of a change in control, as defined in the plan, all outstanding options become immediately exercisable.

Fees in Stock/Deferrals. Non-employee directors may, pursuant to the Amended and Restated Directors’ Equity Plan (the “Directors’ Equity Plan”), opt to be paid their retainers and meeting fees in the form of Common Stock distributed to such director on a quarterly basis or choose to defer the receipt of retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. Directors who defer at least 50% of the annual retainer are paid an additional 25% of the amount of the deferral, also in the form of stock units. The stock units, which are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the plan, all stock units are immediately payable. Substantially all of the remaining shares authorized to be issued under the Directors’ Equity Plan were used during Fiscal 2005 and no further issuance will be made pursuant to that plan. Future director payments in stock and deferrals into stock units will be made pursuant to the 2006 Non-Employee Director Payment Plan, provided shareholders approve the plan at the Annual Meeting. See “Approval of 2006 Non-Employees Director Payment Plan”.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors by providing independent, objective oversight of the Company’s financial reporting process, public financial statements, internal control over financial reporting, compliance with legal and regulatory requirements and the independence, qualifications and performance of the independent registered public accounting firm and the internal auditors. It also reviews interim financial information contained in each quarterly earnings announcement and Form 10-Q with management, the internal auditor and independent registered public accounting firm prior to public release. In addition, the Committee, or a representative of the Committee, reviews with management the basis of forward looking statements, if any, contained in the Company’s monthly revenue releases and quarterly earnings releases. The Audit and Finance Committee, comprised entirely of independent directors, operates under a written charter adopted by the Board of Directors that is available on the Company’s website. The Committee reviews the adequacy of the charter at least annually.

Management is responsible for the preparation and fair presentation of the Company’s financial statements, for maintaining effective internal controls over financial reporting and for compliance with legal and regulatory requirements. Management is also responsible for assessing and maintaining the effectiveness of the internal control over financial reporting in compliance with Sarbanes-Oxley Section 404 requirements. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the fairness of those statements in conformity with generally accepted accounting principles. The internal auditors are responsible for assisting management in its evaluation and testing of the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit and Finance Committee met 17 times during Fiscal 2005 with the independent registered public accounting firm and/or management present. Its regular quarterly meetings, and otherwise as circumstances require, also include sessions with the independent registered public accounting firm and the Director of Internal Audit without management present. During the course of these meetings, members of the Committee reviewed and discussed with management and with PricewaterhouseCoopers LLP the audited financial statements for Fiscal 2005, their judgments as to the quality, not just the acceptability, of the Company’s application of accounting principles, and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted auditing standards. It also reviewed and discussed the internal control over financial reporting, the audit plans and results, and the matters required to be discussed with PricewaterhouseCoopers LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. The Committee reviewed and discussed with PricewaterhouseCoopers LLP management’s report on internal control over financial reporting and the related audit performed by them. In addition, the Audit and Finance Committee reviewed the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standard Board Standard No. 1, as amended, have discussed with PricewaterhouseCoopers LLP their independence and after consideration of non-audit services provided by them to the Company, concluded that their independence has been maintained.

Based on the above, in reliance on management and PricewaterhouseCoopers LLP, and subject to the limitations of our role, the Audit and Finance Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the Securities and Exchange Commission.

Laurie M. Shahon, Chair
Susan T. Groenteman
Bruce A. Quinnell
Julie L. Reinganum

Independent Registered Public Accounting Firm’s Fees

The following table presents the aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for Fiscal 2005 and the fiscal year ended January 29, 2005 (“Fiscal 2004”).

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$1,021,228	$1,045,380
Audit-Related Fees (2)	8,500	15,000
Tax Fees (3)	74,915	44,675
All Other Fees	0	0
Total Fees	$1,104,643	$1,105,055

(1)
Audit Fees are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, the reviews of the financial statements included in each Quarterly Report on Form 10-Q and statutory audits.

(2)
Audit-Related Fees are fees for assurance and related services. During Fiscal 2005, this consisted primarily of services related to the review and filing of three S-8 Registration Statements related to various Company stock plans. For Fiscal 2004, this sum represented services related to Securities and Exchange Commission review and correspondence.

(3)	Tax Fees are fees billed for professional services related to tax returns, tax planning and advice and assistance with international tax audits.

Audit and Finance Committee’s Pre-approval Policy and Procedures

The Audit and Finance Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Company may not engage our independent registered public accounting firm to render any audit or non-audit services unless either the services are approved in advance by the Audit and Finance Committee or the engagement to render the service is entered into pursuant to the Audit and Finance Committee’s pre-approval policies and procedures. Under the pre-approval policy, the Audit and Finance Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of an Audit and Finance Committee meeting. Any services to be provided by the independent registered public accounting firm that are not pre-approved as part of the annual process must be separately pre-approved by the Audit and Finance Committee, including the related fees. The Audit and Finance Committee must separately pre-approve any significant changes in scope or fees for approved services. No pre-approval authority is delegated to management.

The types of services the Audit and Finance Committee pre-approves annually are audit, audit-related and certain tax services. Audit services include the annual audit and quarterly reviews, statutory audits, and normal assistance with periodic Securities and Exchange Commission filings. Audit-related services include consultation on the application of proposed accounting and auditing standards and consultation on the accounting for proposed transactions. Tax services include preparation of federal and Canadian income tax returns as well as returns for our southeast Asia operations, and assistance in examinations by taxing authorities and consultation on related tax matters.

The Audit and Finance Committee may delegate to the Chairman or one or more other members of the Committee the authority to grant approvals between Audit and Finance Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit and Finance Committee at its next meeting.

During Fiscal 2005, no services were provided to the Company by PricewaterhouseCoopers LLP other than in accordance with the pre-approval policies and procedures described above.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, certified public accountants, served as the independent registered public accounting firm for the Company for Fiscal 2005 and has been engaged to perform the limited review of the first quarter results for the current fiscal year. The Audit and Finance Committee has not selected the independent registered public accounting firm for the audit of the current year because the selection will not be made until after the final Audit and Finance Committee meeting on the prior year’s audit is held and the Audit and Finance Committee has an opportunity to review and consider a proposal from PricewaterhouseCoopers LLP for the current fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

APPROVAL OF 2006 NON-EMPLOYEE DIRECTOR STOCK PAYMENT PLAN

(Proposal 2)

Introduction

The Board of Directors recommends that shareholders approve the Company’s 2006 Non-Employee Director Stock Payment Plan (the “Director Payment Plan”). The Director Payment Plan would govern the payment of Board and Committee Chair retainer fees and meeting attendance fees to each member of the Board of Directors of the Company who is not an employee of the Company or of any affiliate of the Company (“Non-Employee Directors”). Non-Employee Directors may elect to receive their fees in the form of Common Stock and to defer such payments.

Based upon the recommendation of its Compensation and Human Resources Committee, the Board of Directors has unanimously approved the Director Payment Plan, with the provisions thereof related to the issuance of Common Stock being subject to shareholder approval at the Annual Meeting. The Director Payment Plan is designed to support the Company’s long-term business objectives in a manner consistent with our executive compensation philosophy. The Board believes that by allowing the Company to continue to offer its Non-Employee Directors an opportunity to elect to receive their fees in the form of Common Stock through the Director Payment Plan, the Company will promote the following key objectives:

• to secure and retain the services of persons capable of serving as members of the Company’s Board of Directors; and

• to more closely align the interests of the members of the Company’s Board of Directors with those of the Company’s shareholders so as to provide incentives for such persons to exert maximum efforts for the success of the Company.

A maximum of 200,000 shares of Common Stock will be reserved for issuance for payment of fees under the Director Payment Plan. The Board believes that this number represents a reasonable amount of potential equity dilution and provides a close alignment for Non-Employee Directors to increase the value of the Company for all shareholders.

We strongly believe that our equity compensation program and emphasis on creating long-term shareholder value have been integral to our success in the past and will be important to our future growth. Therefore, we consider approval of the Director Payment Plan vital to the future success of the Company.

Summary of the Director Payment Plan

The principal features of the Director Payment Plan are summarized below. The summary does not contain all information that may be important to you in deciding how to vote with respect to the Director Payment Plan. The summary is subject, in all respects, to the terms of the Director Payment Plan, a copy of which is attached as Exhibit “A” to this Proxy Statement.

Name of Director Payment Plan; Effective Date

The Director Payment Plan will be named “The Bombay Company, Inc. 2006 Non-Employee Director Stock Payment Plan.” The Director Payment Plan will be deemed to have become effective as of January 29, 2006, but it will include the provisions thereof related to the issuance of Common Stock only if it is approved by shareholders at the Annual Meeting.

Purpose

The purpose of the Director Payment Plan is to provide a means by which Non-Employee Directors will be given an opportunity to elect to receive their Board and Committee Chair retainer fees and meeting attendance fees in the form of Common Stock and to defer such payments. The Company, by means of the Director Payment Plan, seeks to retain the services of persons now serving as Non-Employee Directors, to secure and retain the services of persons capable of serving in that capacity, and to more closely align the interests of the members of the Board of Directors with those of the Company’s shareholders so as to exert maximum efforts for the success of the Company.

Director Payment Plan Administration

The Director Payment Plan will be administered by the Board unless and until the Board delegates administration to a committee. The Board may delegate the administration of the Director Payment Plan to a committee consisting of at least two members of the Board who are non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If administration is delegated to a committee, the committee has the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Director Payment Plan, as may be adopted from time to time by the Board. The Board may abolish the committee at any time and revest in the Board the administration of the Director Payment Plan.

The Board has the power to construe and interpret the Director Payment Plan, and the power to establish, amend and revoke rules and regulations for administration of the Director Payment Plan. The Board has discretion to correct any defect, omission or inconsistency in the Director Payment Plan to make it fully effective.

Eligibility

Only Non-Employee Directors may participate in the Director Payment Plan.

Authorized Shares

The Director Payment Plan authorizes the issuance of 200,000 shares of Common Stock. The shares may be newly issued or treasury shares.

Payment of Fees in Common Stock

Non-Employee Directors are generally paid Board and Committee Chair retainer fees (“Retainer Fees”) and meeting attendance fees (“Meeting Fees”) on a quarterly basis during the Company’s fiscal year. Under the provisions of the Director Payment Plan, 50% of the Retainer Fees will be automatically paid in the form of shares of Common Stock. The remaining Retainer Fees and all Meeting Fees are payable in cash. The Director Payment Plan allows Non-Employee Directors to elect to have any portion of the Retainer Fees and Meeting Fees that otherwise would be paid in cash to be paid in the form of shares of Common Stock. Any such election must be made in the fiscal year quarter preceding the quarter in which the election takes effect. The election may be revoked or changed by the Non-Employee Director for any fiscal year quarter subsequent to the date such revocation or change is made.

For the 2006 fiscal year, rather than paying all Retainer Fees and Meeting Fees each fiscal quarter, 50% of Retainer Fees are scheduled to be paid in the form of Common Stock after the end of the fiscal year (the “Deferred Retainer Fees”), and the Company will make a matching contribution in the form of Common Stock equal to 25% of the Deferred Retainer Fees. The remaining 50% of Retainer Fees (the “Standard Retainer Fees”) and all Meeting Fees will be paid quarterly. No matching contribution will be made with respect to Standard Retainer Fees or Meeting Fees for fiscal year 2006.

Generally, the number of shares of Common Stock paid to Non-Employee Directors will be determined by dividing the amount of fees payable by the fair market value of a share of Common Stock on the date the fees would have been paid in cash had there been no election to receive the fees in Common Stock, but the number of shares paid for the 2006 fiscal year Deferred Retainer Fees (and the 25% matching contribution) will be determined as of the tenth business day of the 2007 fiscal year. The amount of any fractional share will be paid in cash.

Deferral of Fees

The Director Payment Plan generally allows Non-Employee Directors to make an irrevocable election on or before the December 31 immediately preceding the beginning of the Company’s fiscal year to defer the payment of all or a portion of their Retainer Fees and Meeting Fees that would be paid with regard to that fiscal year. In addition, for the 2006 fiscal year, Non-Employee Directors could elect to further defer payment of Deferred Retainer Fees and the related matching contribution by submitting to the Company an irrevocable written and signed election prior to the beginning of the 2006 fiscal year.

As noted above, the Company will make a matching contribution equal to 25% of the Deferred Retainer Fees for the 2006 fiscal year. This matching contribution will be paid at the same time as the Deferred Retainer Fees. In subsequent fiscal years, if a Non-Employee Director elects to defer at least 50% of his or her Retainer Fees (when added to any fiscal year fees paid for such year on a basis similar to the Deferred Retainer Fees for 2006), the Company will make a matching contribution with respect to such Deferred Retainer Fees equal to 25% of the amount so deferred but such amount, when added to the matching contributions with respect to any fiscal year fees paid for such year on a basis similar to the Deferred Retainer Fees for 2006, shall not exceed 12.5% of the total Retainer Fees otherwise payable to the Non-Employee Director with respect to that particular fiscal year.

Amounts deferred will be credited in stock units to a bookkeeping reserve account maintained by the Company at the time such amounts would have been paid in the absence of a deferral election. The number of stock units credited to each account will be determined by adding the amount of fees to be deferred to the matching contribution, if any, and dividing such sum by the fair market value of a share of Common Stock on the date the fees would have been paid in cash had the deferral election not been made. All stock units credited to accounts pursuant to the Director Payment Plan will be at all times fully vested and non-forfeitable.

In the event a Non-Employee Director suffers a severe financial hardship resulting from extraordinary and unforeseeable circumstances, the Company may make a distribution to the Non-Employee Director with respect to any portion of the stock units credited to the Non-Employee Director’s account. The distribution may be up to, but not in excess of, the total stock units credited to the account as of the date of the distribution. The Non-Employee Director’s account will be reduced by the amount distributed.

Stock units credited to each account will be payable in an equal number of shares of Common Stock by means of a single distribution made when specified in the applicable deferral election.

Change of Control

A Change of Control, as defined in the Director Payment Plan, includes (i) a person or group becoming the beneficial owner of 35% or more of the voting stock of the Company, (ii) certain changes in the composition of the Board of Directors of the Company, and (iii) approval by the shareholders of the Company of certain agreements or plans to merge or consolidate with or into another corporation, exchange shares of voting stock for other securities, cash or property, dispose of substantially all of the Company’s assets, or liquidate or dissolve the Company.

Under the Director Payment Plan, in the event of a Change of Control, all stock units credited to an account for a Non-Employee Director shall, on the date of the occurrence of the Change of Control, be immediately payable to such director in the form of shares of Common Stock equal in number to the number of stock units held as of the date of the Change of Control.

Federal Income Tax Consequences

The following summary constitutes a brief overview of the principal U.S. federal income tax consequences relating to the Director Payment Plan based upon current tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences. This discussion is based upon provisions of the Internal Revenue Code (the “Code”), the treasury regulations issued under the Code, and judicial and administrative interpretations under the Code and the treasury regulations issued as a result of such interpretations, all as in effect on the date of this Proxy Statement, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. The Director Payment Plan is not intended to be tax-qualified pursuant to Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Tax Consequences of Payment of Director Fees

A Non-Employee Director will recognize income for federal income tax purposes at the time his or her director fees and any related Company matching contributions are paid, whether paid in cash or by the transfer of shares of Common Stock, and regardless of whether such fees and related matching contributions are paid at the time originally scheduled or at a deferred date pursuant to a deferral election made pursuant to the Director Payment Plan. The amount recognized will be equal to the amount of cash received and the fair market value of the shares of Common Stock transferred to the Non-Employee Director determined as of the date of the transfer. The Company will be entitled to a deduction for federal income tax purposes for such amount at the time the Non-Employee Director is considered to have recognized ordinary income as a result of the transfer of shares and cash.

New Law Affecting Nonqualified Deferred Compensation

In 2004, a new Section 409A was added to the Code to regulate nonqualified deferred compensation. If the requirements of Section 409A of the Code are not satisfied, nonqualified deferred compensation and related earnings will be subject to tax at the time of the violation of Section 409A or, if later, when the compensation is no longer subject to a substantial risk of forfeiture. The amount subject to tax upon such violation is also subject to an additional 20% penalty tax and in certain cases an interest charge, with interest accruing from the date the compensation was no longer subject to a substantial risk of forfeiture. Non-Employee Director fees and matching contributions that are deferred for later payment pursuant to the Director Payment Plan are subject to Section 409A of the Code. The Director Payment Plan is designed to comply with the requirements of Section 409A of the Code, but to the extent the nonqualified deferred compensation to be paid pursuant to the Director Payment Plan does not so comply, the Non-Employee Director would be subject to the above described taxes.

Amendment and Termination

The Board may at any time suspend, terminate or amend the Director Payment Plan, in whole or in part. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent the Board determines shareholder approval of such amendment is necessary or desirable, and the rights and obligations under any stock unit credited or to be credited before any amendment, suspension or termination of the Director Payment Plan will not be altered or impaired by such amendment, suspension or termination of the Director Payment Plan except with the consent of the person to whom the stock unit was credited or is to be credited.

Certain Provisions of the Director Payment Plan Subject to Approval by Shareholders

The provisions of the Director Payment Plan related to the issuance of Common Stock are subject to shareholder approval of the Director Payment Plan. No Common Stock will be issued pursuant to the Director Payment Plan unless and until it is approved by the shareholders of the Company at the Annual Meeting. In the event the Director Payment Plan is not approved by the shareholders, with respect to Deferred Retainer Fees, Non-Employee Directors will receive, in lieu of shares of Common Stock, an amount of cash equal to the amount of Deferred Retainer Fees (plus the 25% matching contribution) otherwise payable to them. Further, the Non-Employee Directors will receive a cash payment equal to the amount of Standard Retainer Fees and Meeting Fees that would have already been paid in Common Stock if the provisions of the Director Payment Plan related to the issuance of Common Stock had not been subject to shareholder approval.

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve this proposal. Under NYSE rules, this proposal is considered a “non-discretionary item” whereby brokers are not permitted to vote in their discretion on behalf of beneficial owners if such beneficial owners do not furnish voting instructions. Resulting “broker non-votes” are treated as not being present for the matter and, therefore, are not counted for purposes of determining whether this proposal has been approved. Abstentions are treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against this proposal.

The Board of Directors of the Company recommends that the shareholders vote to approve The Bombay Company, Inc. 2006 Non-Employee Director Stock Payment Plan.

EXECUTIVE OFFICERS OF THE COMPANY

Current Executive Officers

The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

Name	Age	Position(s) Held with the Company	Officer of the Company Since

James D. Carreker	58	Chief Executive Officer and Chairman of the Board	2003
Steven C. Woodward	49	Executive Vice President and General Merchandise Manager	2004
Elaine D. Crowley	47	Senior Vice President, Chief Financial Officer and Treasurer	1996
Lucretia D. Doblado	42	Senior Vice President, Chief Information Officer	2003
Justin W. Lewis	43	Senior Vice President, Chief Marketing Officer	2005
Donald V. Roach	48	Senior Vice President, Strategic Planning	2002
Michael J. Veitenheimer	49	Senior Vice President, Secretary and General Counsel	1985
Vicki L. Bradley	40	Vice President, Stores and President, Bombay Canada	2005
James D. Johnson	59	Vice President, Human Resources	1998
Kathleen B. Oher	46	Vice President, Financial Reporting and Accounting	2005

Business Experience

James D. Carreker was elected to the Board of Directors and named Non-Executive Chairman of the Board in December 2002. In June 2003, he was named Chief Executive Officer and retained the role of Chairman of the Board. Mr. Carreker is also the founder and owner of JDC Holdings, Inc., a private equity investment firm in Dallas, Texas. He served as Chairman of the Board of Wyndham International, Inc. from March 1999 to October 2000 and as Chief Executive Officer of Wyndham International from January 1998 to June 1999. Mr. Carreker has also served as President, Chief Executive Officer and as a director of Wyndham Hotel Corporation, as the managing general partner of Wyndham Hotels, and as President and Chief Executive Officer of Trammell Crow Company. He began his retailing career in 1972 with Federated Department Stores, Inc. His retail experience includes various positions with Federated Department Stores, Inc., including President of Burdines, Inc., and as Senior Vice President of Finance and Operations of Sanger-Harris, Inc. He serves on the Boards of Directors of CBRL Group, Inc. and Carreker Corporation.

Steven C. Woodward rejoined the Company on August 4, 2004 as Senior Vice President and General Merchandise Manager and was promoted to Executive Vice President on June 9, 2005. He served as President and Chief Executive Officer of Illuminations, a privately owned boutique retailer of premium candles and home accents from August 2002 until July 2004, after having served as Senior Vice President, Merchandising of Bombay from August 1998 until July 2002. Prior thereto, he was Vice President of The Home Store Merchandise group at Service Merchandise from November 1997 until July 1998, after holding various positions at Pier 1 Imports from August 1992 to October 1997, including Vice President of Furniture, Textiles and Decorative Accessories.

Elaine D. Crowley was named Senior Vice President, Chief Financial Officer and Treasurer in February 2002, after having served as Vice President, Chief Financial Officer and Treasurer since December 2000. She was named Vice President, Finance and Treasurer in January 1996, after having served as Corporate Controller since January 1995. Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from January 1991 to December 1994, and Controller from August 1990 to December 1990. Ms. Crowley was with Price Waterhouse from 1981 to 1990.

Lucretia D. Doblado joined the Company in October 2003 as Senior Vice President and Chief Information Officer. Prior to that time, Ms. Doblado was employed by Accenture in its retail practice from 1986 to 2002. As a retail consulting partner, she had extensive experience developing strategic technology solutions for retailers such as J.C. Penney Company, Inc., Blockbuster Inc., Zale Corporation, CompUSA Inc. and Hallmark Cards, Inc.

Justin W. Lewis joined the Company on August 15, 2005 as Senior Vice President and Chief Marketing Officer. From August 2001 to June 2005, Mr. Lewis served as Vice President, Marketing for Circuit City Stores, Inc. Prior thereto, he was employed by Proctor & Gamble for 14 years in various management positions involving sales, logistic and supply chain and marketing.

Donald V. Roach was named Senior Vice President, Operations in August 2005. Mr. Roach served as Senior Vice President, Strategic Planning from September 2002 to August 2005. He joined Bombay in March 2002 as Vice President, Finance after having served as Acting Chief Financial Officer on a consulting basis for Guess? Inc. from March 2001 until February 2002, and as Executive Vice President, Chief Operating Officer of eFanshop Inc. from October 2000 to January 2001. Mr. Roach has held a number of positions at Footstar Inc. and Melville Corporation and its subsidiaries, including Senior Vice President, Operations and Finance at Footaction USA from 1997 to 2000, Vice President and Corporate Controller at Footstar Inc. from 1996 to 1997, Senior Vice President and Chief Financial Officer of Footaction USA from 1991 to 1996 and Vice President and Chief Financial Officer of Fan Club from 1990 to 1991.

Michael J. Veitenheimer was named Senior Vice President, Secretary and General Counsel on February 7, 2006 after having served as Vice President, Secretary and General Counsel since August 1994. Mr. Veitenheimer joined Bombay in November 1983 as General Counsel and Assistant Secretary, and was named Secretary of the Company in July 1985. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

Vicki L. Bradley was named Vice President, Stores on April 7, 2006. She also serves as President of The Bombay Furniture Company of Canada Inc., the Company’s Canadian subsidiary, a position held since October 1999. Prior thereto, she was Vice President of Sales and Operations for Marks & Spencer and spent a number of years with The Northern Group, a division of Woolworth/Venator in the U.S. and Canada.

James D. Johnson joined Bombay in August 1998, as Vice President, Human Resources. Prior thereto, Mr. Johnson served as Regional Human Resources Manager for Sears Product Service for the Dallas and Memphis Region, and as District Human Resources Manager for Sears Retail Organization from December 1994 to August 1998. Prior thereto, Mr. Johnson was employed by Federated Department Stores in the Abraham & Strauss division as Area Director of Human Resources, Director of Human Resources/Operations and Merchandising Group Manager.

Kathleen B. Oher joined the Company as Vice President, Financial Reporting and Accounting on January 9, 2006. From February 2005 to July 2005, she held positions with Beal Service Corporation, initially as Business Development Officer of its investment subsidiary, CSG Investments, then as Chief Financial Officer of Beal Service Corporation. Prior thereto, she was Vice President, Chief Financial Officer, Secretary and a member of the Board of Directors of Craftmade International, Inc. from October 1999 to November 2004 and Director of Research and Senior Vice President of Southwest Securities, an investment and brokerage firm from June 1995 to October 1999. She was also employed as an accountant for Ernst & Young LLP, a public accounting firm, and has been a Certified Public Accountant since 1992.

Terms of Office; Relationships

The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table includes individual compensation information on the Company’s Chief Executive Officer and the four other most highly paid executive officers the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Annual Compensation Salary Bonus ($) ($)		Other Annual Compen- sation (1) ($)	Long-Term Compensation Awards Restricted Stock Stock (2) Options ($) (#)		All Other Compensation (3) ($)
James D. Carreker, Chief Executive Officer (4)	2005 2004 2003	27,200(5) 21,900 0	0 0 424,747	- - -	715,996(5) 723,122 749,993	125,000 250,000 400,000	6,010 5,687 1,203
Steven C. Woodward, Executive Vice President, General Merchandise Manager (4)	2005 2004	300,000 147,692	0 0	- -	101,600 157,575	20,000 75,000	9,072 1,732
Elaine D. Crowley, Senior Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	246,200 246,200 246,200	0 0 99,228	- - -	33,825 69,100 -	15,000 35,000 40,000	12,291 16,053 19,197
Lucretia D. Doblado, Senior Vice President, Chief Information Officer (4)	2005 2004 2003	225,000 225,000 69,462	0 0 15,570	- - -	33,825 192,300 -	15,000 35,000 30,000	3,183 3,712 356
Donald V. Roach, Senior Vice President, Operations	2005 2004 2003	220,000 219,615 215,000	0 0 85,847	- - -	45,100 69,100 -	20,000 35,000 60,000	11,477 14,529 11,342

(1)
“Other Annual Compensation” covers forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive officer received such compensation or perquisites which exceeded the threshold level for disclosure purposes.

(2)
The amounts shown in this column represent the dollar value of the grant of restricted stock based upon the value of the Common Stock on the date of grant. All grants of restricted stock were made under the 1996 Long-Term Incentive Stock Plan. The Company has historically not paid dividends on its Common Stock. The Committee administering the 1996 Plan has the authority to determine whether dividends are payable on restricted stock grants. Below is a table of outstanding restricted stock awards to the named executive officers.

(3)
The totals in this column reflect the aggregate value of the Company’s contributions for the account of each named executive officer under the 401(k) Savings Plan, Supplemental Stock Plan, Executive Disability Plan and life insurance. For Fiscal 2005, these amounts were as follows: James D. Carreker: $888; $0; $2,800; and $2,322. Steven C. Woodward: $6,172; $0; $2,040 and $860. Elaine D. Crowley: $8,034; $1,420; $2,040 and $797. Lucretia D. Doblado: $692; $0; $2,040 and $451. Donald V. Roach: $8,000; $635; $2,040 and $702.

(4)
Mr. Carreker was named Chief Executive Officer on June 3, 2003. Mr. Woodward joined the Company in August 2004. Ms. Doblado joined the Company in October 2003. For each individual the year of hire represents a partial year.

(5)
Pursuant to his employment agreement, Mr. Carreker was entitled to receive a base salary of $600,000 or, if he elected to receive his base salary in the form of restricted stock vesting in full at the end of one year, he was entitled to a grant of restricted stock valued at 1.25 times his base salary. He elected to take restricted stock, except for a nominal amount to take advantage of certain pre-tax medical insurance, which is available to all employees, and was granted 120,538 shares.

RESTRICTED STOCK AWARDS The table below provides additional detail about the Restricted Stock Awards shown in the Summary Compensation Table.
Name	Grant Date	Vesting Date	Initial Grant Amount	Initial Price	Initial Value	Remaining Shares	Current Value(1)
James D. Carreker	6/07/2005 6/07/2004 6/03/2003	6/07/2006 6/07/2006 6/03/2006	120,538 122,980 81,256	$5.94 $5.88 $9.23	$715,996 $723,122 $749,993	120,538 122,980 81,256 TOTAL	$ 379,695 $ 387,387 $ 255,956 $1,023,038
Steven C. Woodward	6/22/2005 4/08/2005 8/14/2004	6/22/2009(2) 4/08/2009(2) 8/14/2007(3)	10,000 10,000 27,500	$5.65 $4.51 $5.73	$ 56,500 $ 45,100 $157,575	10,000 10,000 22,000 TOTAL	$ 31,500 $ 31,500 $ 69,300 $ 132,300
Elaine D. Crowley	4/08/2005 3/22/2004	4/08/2009(2) 3/22/2007(3)	7,500 10,000	$4.51 $6.91	$ 33,825 $ 69,100	7,500 8,000 TOTAL	$ 23,625 $ 25,200 $ 48,825
Lucretia D. Doblado	4/08/2005 1/06/2005 3/22/2004	4/08/2009(2) 1/06/2008(3) 3/22/2007(3)	7,500 15,000 15,000	$4.51 $5.91 $6.91	$ 33,825 $ 88,650 $103,650	7,500 12,000 12,000 TOTAL	$ 23,625 $ 37,800 $ 37,800 $ 99,225
Donald V. Roach	4/08/2005 3/22/2004	4/08/2009(2) 3/22/2007(3)	10,000 10,000	$4.51 $6.91	$ 45,100 $ 69,100	10,000 8,000 TOTAL	$ 31,500 $ 25,200 $ 56,700

(1) Determined based on the closing price of the Common Stock on January 30, 2006 of $3.15 per share.

(2) Shares vest 25% per year over a four-year period.

(3) Shares vest 20% after year one, 30% after year two and 50% after year three.

Stock Option Grants

The following table provides information concerning grants of stock options under the 1996 Long-Term Incentive Stock Plan during Fiscal 2005 to the individuals named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR
Name	Number of Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price per Share (2)	Expiration Date	Present Value at Grant Date (3)
James D. Carreker	125,000	27.7%	$5.83	6/03/2012	$451,250
Steven C. Woodward	20,000	4.4%	$4.51	4/08/2012	$56,400
Elaine D. Crowley	15,000	3.3%	$4.51	4/08/2012	$42,300
Lucretia D. Doblado	15,000	3.3%	$4.51	4/08/2012	$42,300
Donald V. Roach	20,000	4.4%	$4.51	4/08/2012	$56,400

(1)
Grants of options to purchase shares of Common Stock under the 1996 Long-Term Incentive Stock Plan vest from the date of grant at a rate of 25% per year for four years and expire on the seventh anniversary of the date of grant. The plan provides that in the event of a change in control, as defined therein, all options granted under the plan immediately become exercisable for a period of 60 days after the effective date of such change in control. The plan prohibits option repricing.

(2)	Each exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3)
The grant date present values were determined by using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future increases in the price of the Common Stock. The options expiring on June 3, 2012 had a grant date present value of $3.61 per share. The options expiring on April 8, 2012 had a grant date present value of $2.82 per share. The Black-Scholes valuation model was based upon the following assumptions: volatility of 64.1% based on a historical daily average over a five year period, expected life of options at six years; no expected dividends; and a risk-free interest rate of 3.98% for the June options and 4.5% for the April options.

Stock Option Exercises and Holdings

The following table provides information with respect to the exercise of options during Fiscal 2005 by the individuals named in the Summary Compensation Table and the value of unexercised options held as of January 28, 2006.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES
Name	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at 1/28/06 Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options at 1/28/06 Exercisable/ Unexercisable (2)
James D. Carreker	0	$0	815,000 / 0	$0 / $0
Steven C. Woodward	0	$0	95,000 / 0	$0 / $0
Elaine D. Crowley	0	$0	245,262 / 0	$40,599 / $0
Lucretia D. Doblado	0	$0	80,000 / 0	$0 / $0
Donald V. Roach	0	$0	190,000 / 0	$43,750 / $0

(1) The “value realized” represents the difference between the option’s exercise price and the value of the Common Stock at the time of exercise.

(2) Value based on the difference between the option exercise price and the closing price of the Common Stock on January 30, 2006 of $3.15 per share.

Executive Officer Agreements

The Company has entered into an employment agreement with Mr. James D. Carreker pursuant to which he is employed as Chief Executive Officer and Chairman of the Board of Directors. The agreement expires on June 3, 2006. During the term of this agreement, Mr. Carreker is entitled to receive an annual base salary of not less than $600,000, and an incentive bonus for each fiscal year based upon Company and individual performance which shall not exceed 150% of his base salary. Details regarding the base salary and bonus opportunity are discussed in the Compensation and Human Resources Committee Report. Mr. Carreker is entitled to participate in all benefit plans available to other executive officers of the Company during the employment term and, in the event of his death during the employment term, his estate will receive a prorated incentive bonus for the year in which his employment terminates.

In the event Mr. Carreker’s employment is terminated by the Company without cause during the employment term, Mr. Carreker will receive one year’s base salary, payable in accordance with the general policies and procedures for payment of compensation to executive officers and the incentive bonus that he would have received for the fiscal year of his termination. Any unvested stock options that would have vested during the one year period following termination will vest immediately and, with his other outstanding options, will be exercisable for a period of 90 days following termination. All restricted stock held by Mr. Carreker for a period of one year or more and a prorated number of restricted shares granted during the year of termination shall cease to be subject to restrictions and shall be distributed to Mr. Carreker.

In the event Mr. Carreker’s employment is terminated by the Company, or Mr. Carreker voluntarily terminates his employment for good reason, during the one year period following a change in control of the Company, Mr. Carreker will receive two times the sum of his base salary in effect immediately prior to the change in control plus the average of his incentive bonus for the two years prior to the change in control, payable in the form of a lump sum. In addition, all restricted stock granted to Mr. Carreker will cease to be subject to restrictions and shall be distributed to him. All unvested options shall immediately vest and all options held by Mr. Carreker shall remain exercisable for a period of one year thereafter.

In the event Mr. Carreker’s employment is terminated for any other reason, Mr. Carreker will receive his base salary earned to the date of termination. Any stock options that he holds will be exercisable and terminate in accordance with the terms of the 1996 Long-Term Incentive Stock Plan, and any unvested restricted stock will lapse. The agreement also contains a one year non-competition covenant and a one year non-solicitation covenant with regard to employees, suppliers and customers, both of which become effective upon termination of Mr. Carreker’s employment for any reason.

The Company has adopted a severance policy for executive officers and other members of senior management that provides for severance payments in the form of salary continuation to a maximum of 12 months for Executive Vice Presidents and Senior Vice Presidents and nine months for Vice Presidents. All such payments terminate at the time of subsequent employment.

The Board has approved Change of Control Severance Agreements for Mr. Woodward, Ms. Crowley, Ms. Doblado, Mr. Roach and four other executive officers that provide, for executives and senior vice presidents, lump sum payments of two times the sum of base salary and annual incentive bonus and, for vice presidents, lump sum payments of one and one-half times salary and bonus upon involuntary termination of employment without cause or a termination by the executive with good reason within two years after or six months prior to a change in control, as defined. The annual bonus is calculated on the basis of the greater of the average of the bonuses paid for the prior three years or the target bonus established by the Compensation and Human Resources Committee for the year in which the change in control occurs. Additionally, all stock options shall immediately vest and all restricted stock shall cease to be subject to restrictions and shall be distributed to the executive. These agreements will have three year terms with one year evergreen renewal, subject to a six month notice of non-renewal.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) is responsible for reviewing and approving the Company's compensation policies and the compensation paid, and long-term incentives granted, to the Company’s executive officers. The Compensation Committee consists of four independent directors. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed and approved by the full Board.

During the latter half of the Company’s 2002 fiscal year, the Compensation Committee initiated a comprehensive review of the Company’s executive compensation process. It engaged Watson Wyatt as its compensation consultant for this analysis. The project resulted in a revised, written executive compensation philosophy and a process for evaluating and competitively compensating the Company’s executive officers which more closely linked compensation to performance. This new process was fully implemented in Fiscal 2003 and utilized again for Fiscal 2004 and Fiscal 2005.

Compensation Philosophy. The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives, which create a strong focus on growth in earnings per share and the enhancement of shareholder value. This has not changed. Rather, the Compensation Committee reiterated in the new philosophy statement that compensation beyond base salary is to be driven by the Company’s and the executives’ achievements on behalf of shareholders. Executive compensation is intended to be performance-based at a level warranted by Company results, the executive’s business unit performance and the executive’s individual contributions, and in line with a micro group survey of competitive market compensation practices. The executive compensation process is guided by the following principles:

•	Performance based: We focus on specific, value-improving performance objectives.

•
Objective: Wherever possible, we use quantitative measures to evaluate both Company and individual executive achievement, recognizing that Compensation Committee and senior executive review and judgment are continually required.

•
Complete: The programs are designed to meet the needs and requirements of the executives, be consistent with industry group survey competitive practice, and be appropriate from a shareholder perspective.

•	Flexible: The executive compensation program will be revised as business conditions, executive needs and shareholder requirements change.

•
Clear and Understandable: The executive compensation program is designed and managed in a way to achieve on-going clarity and understanding through the development and implementation of a formal Management by Objectives (“MBO”) program.

•	Appealing to the Executive: The executive compensation program is monitored to assure its effectiveness based on motivation, retention and recruitment, among other things.

This program consists of competitive base salaries, an annual bonus program based on successfully achieving predetermined financial and individual performance goals, and long-term equity opportunities to create equity ownership. These compensation elements address both short-term and long-term strategic performance goals. It is understood that the Company’s success and ability to properly manage its growth and improve shareholder returns depend, to a significant extent, both upon the performance of the Company’s current senior management team and its ability to attract, hire, motivate and retain additional qualified management personnel in the future. It is further recognized that the inability to recruit and retain such personnel, or the loss of critical management, could have an adverse impact on the Company. With these understandings, the Compensation Committee used the following principal objectives to establish the Fiscal 2005 compensation plan:

(1)	Officer total compensation was targeted at approximately the median of market levels as demonstrated by the industry micro group survey competitive data;

(2)	A performance-based annual incentive plan design was utilized, with results based on both Company and individual performance practices;

(3)	A comprehensive MBO program was utilized, with quantitative measures to gauge achievements in performance;

(4)	The retention of key management resources was a high priority; and

(5)	Equity ownership by senior management needed to continue to grow.

The Company uses the Standard & Poors Specialty Stores Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Compensation Committee focuses on a narrower group of retailers (the “Comparative Group”), along with national survey data. The Comparative Group is reviewed by the Compensation Committee annually, and changes to the group are made as necessary for comparability purposes. The Compensation Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent. For Fiscal 2005, the Comparative Group consisted of 14 companies with an annual sales volume range of $394 million to $1.1 billion, with a median sales volume of $618 million.

Base Salaries. The Compensation Committee reviews and approves salaries for the Chief Executive Officer and the other executive officers generally on an annual basis. Recommended base salaries are reviewed and set based on information derived from the industry micro peer group survey and national surveys of compensation data, as well as evaluations of the individual executives' positions, performance and contributions. In making salary decisions, the Compensation Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. A ranking process is used to evaluate the executive officers as to their overall performance and contributions to determine the appropriate salary merit increase on a relative individual basis and to meet an overall Company salary merit increase budget. Salaries of Company executives are generally set at or near median levels. For Fiscal 2005, executives’ salaries were not adjusted.

Annual Incentive Bonuses. Annual incentive bonuses for executive officers are designed to satisfy the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance, with a lesser, but still meaningful, portion tied to the satisfaction of specific individual MBOs. For Fiscal 2005, the bonus allocation was based 75% on Company results and 25% on individual performance for executive and senior vice presidents and 60% Company and 40% individual performance for vice presidents. Target bonus levels are based on a percentage of each executive officer’s base salary, ranging from 40% to 100%.

The Company’s Executive Management Incentive Compensation Plan (the “Incentive Plan”), provides for the creation of a bonus pool based upon measurements of shareholder return, principally improvement in earnings. The bonus pool is derived by setting aside a fixed percentage of pre-tax profits, and contains a profit threshold that must be met for the payment of any bonus based on profitability. The profit percentage and other shareholder return measurement elements, if applicable, along with the minimum thresholds, are established by the Compensation Committee and approved annually by the Board of Directors.

Compensation Results. The Company's performance for Fiscal 2005 was reviewed by the Compensation Committee, which determined that the results did not meet the minimum profit threshold criteria for the fiscal year. Therefore, no profit-based bonuses were earned. Additionally, although the Compensation Committee evaluated each executive officer on his or her satisfaction of individual objectives to judge his or her annual performance, because the minimum profit threshold was not achieved, no bonuses were paid based on individual performance. The absence of bonus payments is reflected in the Summary Compensation Table.

Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. To further this goal, in Fiscal 2005 members of senior management, including the named executive officers, were awarded incentive and nonqualified stock options which vest at the rate of 25% per year and have a seven-year life. These grants are reflected in the Summary Compensation Table and Option Grants in Last Fiscal Year table contained in this Proxy Statement. Additionally, recognizing the trend of decreasing dependence on stock options and toward an increasing utilization of restricted stock grants due to the new accounting rules related to the expensing of stock options, the Committee granted 83,750 shares of restricted stock to members of senior management including the named executive officers and excluding the CEO, on a four-year 25% per year vesting schedule. The dollar value of these grants are set forth in the Summary Compensation Table and the Restricted Stock Award table included in this Proxy Statement.

Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Compensation Committee, generally once per year. The number of shares covered by such awards is determined based upon benchmarks for comparable positions and an assessment of the individuals' performance. The Compensation Committee considers the recommendation of, and relies on information provided by, the Chief Executive Officer in determining awards to be granted to the other executive officers. Stock options are granted with an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. Commencing in 2005, options vest over a four-year period (25% per year) and are not dependent on further individual performance criteria. Restricted stock grants also vest over a four-year period as set forth above (25% per year), and grants for Fiscal 2005 are not dependent on further individual performance criteria. The Compensation Committee believes that the periodic grant of time-vested stock options and restricted stock provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company’s stock price increases after the option is granted.

CEO Compensation. Mr. James D. Carreker was named Chief Executive Officer on June 3, 2003. Pursuant to his employment agreement, his annual base salary was set at $600,000, subject to adjustment by the Board for subsequent years. For Fiscal 2005, no increase in base salary was made. Pursuant to the agreement, he has the option each year to take all or a portion of his salary in the form of restricted stock. If Mr. Carreker elects to take more than 50% of his base salary in stock, he will receive stock valued at 125% of base salary he elects not to take in cash. For Fiscal 2005, the Committee determined that such restricted stock would vest at the end of the third year following the date of grant. Mr. Carreker elected this option again for the third year of his contract for all but a nominal portion of salary ($27,200) and was granted 120,538 shares of restricted stock. He was also made a participant in the executive officer annual incentive plan with a target bonus equal to 100% of his base salary (not to exceed 150%), with 100% of the bonus based on Company results, provided the Company achieved specific profit thresholds. Since these thresholds were not met, Mr. Carreker was paid no bonus for Fiscal 2005. Pursuant to his contract, Mr. Carreker was granted 125,000 stock options which were fully vested on January 27, 2006 and have an exercise price of $5.83 per share.

Stock Ownership Guidelines. As part of its comprehensive review of compensation and its link to shareholder value, the Compensation Committee established stock ownership guidelines for executive officers. These guidelines are intended to increase the officers’ equity stake in the Company and more closely align their interests with those of the shareholders. These guidelines provide that, over a five-year period:

•	the chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

•	the executive and senior vice presidents should acquire and maintain stock ownership equal in value to twice their base salaries; and

•	the vice presidents should acquire and maintain stock ownership equal to their base salaries.

Stock held directly, stock held indirectly through the 40l(k) Savings Plan and a portion of each restricted stock award are taken into consideration when calculating whether an officer meets his or her stock ownership guideline. All executive officers have met or are making progress toward meeting their stock ownership guidelines.

Impact of Section 162(m) of the Internal Revenue Code. The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to each of the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. To maintain this deductibility, the Compensation Committee adopted and the Board of Directors and shareholders approved the 1996 Long-Term Incentive Stock Plan and the Executive Management Incentive Compensation Plan, as amended and shareholders are being asked to approve the 2006 Employee Stock Incentive Plan.

The Compensation Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Compensation Committee is of the opinion that the Company's compensation plans meet these important requirements.

Bruce R. Smith, Chair
Paul V. Higham
Paul J. Raffin
Julie L. Reinganum

APPROVAL OF 2006 EMPLOYEE STOCK INCENTIVE PLAN

(Proposal 3)

Introduction

The Board of Directors recommends that shareholders approve the Company’s 2006 Employee Stock Incentive Plan (the “2006 Plan”). The 2006 Plan would govern grants of a variety of stock-based incentive awards to employees, which were previously awarded under the 1996 Long-Term Incentive Stock Plan (the “1996 Plan”).

Based upon the recommendation of the Board’s Compensation and Human Resources Committee, the Board of Directors has unanimously approved the 2006 Plan, subject to shareholder approval at the Annual Meeting. The 2006 Plan is designed to support the Company’s long-term business objectives in a manner consistent with our executive compensation philosophy. The Board believes that by allowing the Company to continue to offer its employees long-term, “performance-based compensation” through the 2006 Plan, the Company will promote the following key objectives:

•	aligning the interest of employees with those of the shareholders through increased employee ownership of the Company;

•	attracting, motivating and retaining experienced and highly qualified employees who will contribute to the Company’s financial success; and

•	furthering many compensation and governance best practices.

As with the Company’s 1996 Plan, the 2006 Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2006 Plan will permit the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other incentive awards. As described more fully in the Compensation Committee Report, participants currently are generally granted a mix of stock options and restricted stock.

A maximum of 2,100,000 shares of Common Stock will be reserved for issuance for equity awards under the 2006 Plan. The 1996 Plan expired in March 2006. At that time, there were 1,228,772 shares available for issuance under the plan. These shares will be cancelled and will not be utilized under the 2006 Plan. The Board believes that the requested number of shares represent a reasonable amount of potential equity dilution and provide a powerful incentive for employees to increase the value of the Company for all shareholders.

The use of stock options and restricted stock has long been a vital component of the Company’s overall compensation philosophy, which is premised on the principle that any long-term pay-for-performance compensation should be closely aligned with shareholders’ interests. We also believe that stock options and restricted stock, the core of the Company’s long-term employee incentive and retention program, have been very effective in enabling us to attract and retain the talent critical for the future success of the Company. We intend to continue to use stock options and restricted stock as a means of providing equity compensation to key individuals, although the 2006 Plan does provide additional forms of equity compensation for flexibility and expense control.

We strongly believe that our equity compensation program and emphasis on creating long-term shareholder value have been integral to our success in the past and will be important to our future growth. Therefore, we consider approval of the 2006 Plan vital to the future success of the Company.

The 2006 Plan does not permit the repricing of stock options or stock appreciation rights without the approval of shareholders or the granting of discounted options or stock options with reload features, and does not contain an “evergreen” provision to automatically increase the number of shares issuable under the 2006 Plan.

Summary of the 2006 Plan

The principal features of the 2006 Plan are summarized below. The summary does not contain all information that may be important to you. The summary is subject, in all respects, to the terms of the 2006 Plan, a copy of which is attached as Exhibit “B” to this Proxy Statement.

Name of Plan; Effective Date

The 2006 Plan will be named “The Bombay Company, Inc. 2006 Employee Stock Incentive Plan.” The 2006 Plan will become effective as of the Board approval date, April 20, 2006, if approved by shareholders.

Purpose

The purpose of the 2006 Plan is to provide incentives and rewards for employees selected by the Committee (as defined below) so as to promote the interests of the Company and its shareholders by:

•	strengthening the Company’s ability to attract and retain highly competent officers and other key employees;

•	permitting the awarding of opportunities for plan participants to be rewarded using stock based incentives;

•	providing a means to encourage stock ownership and proprietary interest in the Company by the recipients of awards made under the 2006 Plan; and

•	providing equity ownership opportunities and performance based incentives to align the interests of officers and key employees more closely with those of shareholders.

Term

The duration of the 2006 Plan is limited to ten years from April 20, 2006. Unless the 2006 Plan is earlier terminated, it will remain in effect until April 20, 2016, or until all shares subject to the 2006 Plan are distributed, whichever happens first. No awards may be granted under the 2006 Plan after April 20, 2016, but grants made before that date may continue to vest and be exercisable after that date.

Awards granted prior to March 6, 2006, under the 1996 Plan will continue to be subject to that plan’s terms in effect on their date of grant. Awards granted on or after March 6, 2006, will be subject to the terms of the 2006 Plan.

Plan Administration

The Compensation and Human Resources Committee of the Board (the “Committee”) will administer all aspects of the 2006 Plan. The Committee is composed of two or more persons who are both "non-employee directors", as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). All of the members of the Committee also meet the director independence criteria established by the New York Stock Exchange (“NYSE”). The Committee has the authority to, among other things: interpret, construe and implement the 2006 Plan; make rules relating to the administration of the 2006 Plan; select participants and make awards; establish the terms and conditions of awards, including the performance goals applicable to performance awards; determine the amount of performance awards earned at the end of a performance period; and determine whether an award may be deferred.

The Committee may delegate its authority to a subcommittee of directors and/or officers of the Company for purposes of determining and administering awards granted to persons who are not subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

Eligibility

Any employee of the Company, including any officer or director who is an employee, is eligible for any type of award provided in the plan. Employees of certain affiliates of the Company also are eligible for awards under the plan, but only employees of affiliates that are treated as corporations for U.S. federal income tax purposes are eligible to receive awards of incentive stock options. No incentive stock option may be granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company unless (i) the option price of the option is at least 110% of the fair market value of a share of Common Stock on the date of grant of the option and (ii) the option, by its terms, is not exercisable after the expiration of five years from its date of grant. As of April 20, 2006, approximately 75 employees would be likely to participate in the plan. The selection of participants and the nature and size of grants and awards are within the discretion of the Committee, subject to the terms of the 2006 Plan. Consequently, the Company cannot specifically identify those employees to whom awards may be granted under the 2006 Plan since no such determination has been made.

Authorized Shares; Individual Limits

The 2006 Plan authorizes the issuance of 2,100,000 shares of Common Stock, for which shareholder approval is currently being sought. As of its expiration, an aggregate of 1,228,772 shares of Common Stock remained available for grant under the 1996 Plan, which will be cancelled and will not be utilized under the 2006 Plan. Currently, 4,096,640 shares are subject to outstanding grants under the 1996 Plan. Shares subject to awards under the 1996 Plan that are cancelled, expired or forfeited without delivery of shares will not be available for award under the 2006 Plan. The per share closing price of the Common Stock on the NYSE composite listing on April 20, 2006 was $3.06. Of the shares of Common Stock authorized for the 2006 Plan, no more than 25% may be subject to awards of restricted stock, restricted stock units or other awards payable in the form of Common Stock that either require no purchase by the participant or do not condition vesting on the achievement of specified performance goals. No more than 50% of the total number of shares of Common Stock authorized for issuance under the plan may be issued in the form of incentive stock options. The maximum number of shares of Common Stock that may be subject to awards to any one participant during a fiscal year is 300,000.

Shares delivered under the 2006 Plan will be authorized but unissued shares of Common Stock or treasury shares, or a combination of the foregoing. To the extent that any award payable in shares is settled, forfeited, expired, or cancelled without the delivery of the shares, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the 2006 Plan, and with respect to an exercise of SARs paid in shares the excess of the number of shares with respect to which the award is exercised over the number of shares received upon exercise will be returned to the number of shares available for issuance under the 2006 Plan. Any awards settled in cash will not be counted against the maximum share limitation and may again be made subject to awards under the 2006 Plan. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award will be returned to the number of shares available for issuance under the 2006 Plan.

Types of Plan Awards

As described in the Compensation Committee Report, the Company’s current equity compensation awards to employees are generally comprised of stock options and restricted stock. The 2006 Plan provides for a variety of other equity instruments to preserve flexibility. The types of awards that may be issued under the 2006 Plan are described below.

Stock Options

Stock options granted under the 2006 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Tax Code. The option price of any stock option granted generally may not be less than the fair market value of the Common Stock on the date the option is granted. The option price is payable in cash, or in the sole discretion of the Committee, shares of Common Stock that have been held for at least six months, or a combination of the foregoing.

The Committee determines the terms of each stock option grant at the time of the grant. However, no stock option is exercisable later than ten years after the grant date. The Committee specifies at the time each option is granted the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified performance goals established by the Committee or both.

Restricted Stock

A restricted stock award represents shares of Common Stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified performance goals established by the Committee or both. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as a shareholder, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Restricted Stock Units

An award of restricted stock units provides the participant the right to receive a payment based on the value of a share of Common Stock. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee or both. Restricted stock unit awards are payable in cash or in shares of Common Stock or in a combination of both as provided in the applicable award agreement. Restricted stock units may also be granted together with related dividend equivalent rights.

Performance Awards

Each award agreement for a performance award will set forth, among other things (i) the amount a participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (ii) the performance criteria and level of achievement versus such criteria that will determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (iii) the performance period over which performance is to be measured, (iv) the timing of any payments to be made, (v) restrictions on the transferability of the award, and (vi) any other terms and conditions as the Committee may determine that are not inconsistent with the 2006 Plan and are in compliance with the applicable requirements of Section 409A of the Tax Code and the regulations or other guidance issued under this section of the Tax Code. The performance measure(s) to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Common Stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of Common Stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Common Stock on the date of grant. The Committee will determine the vesting requirements and the payment and other terms of an SAR, including the effect of termination of service of a participant. Vesting may be based on the continued service of a participant for specified time periods or on the attainment of specified performance goals established by the Committee or both. SARs may be payable in cash or in shares of Common Stock or in a combination of both.

The Company has not issued any SARs under any of its currently effective equity compensation plans, and does not currently have any SARs outstanding.

Eligibility Under Section 162(m)

The Committee will establish the criteria that a performance award made pursuant to the 2006 Plan shall satisfy under Section 162(m) of the Tax Code. To the extent that performance awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be established in writing by the Committee based on one or more, or any combination, of the following performance goals: (i) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (ii) return on equity, (iii) return on assets, (iv) revenues, (v) sales, (vi) expenses or expense levels, (vii) one or more operating ratios, (viii) stock price, (ix) shareholder return, (x) market share, (xi) cash flow, (xii) inventory levels, inventory turn or shrinkage, (xiii) gross margin, (xiv) capital expenditures, (xv) net borrowing, debt leverage levels, credit-quality or debt ratings, (xvi) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (xvii) net asset value per share, and (xviii) economic value added. The performance goals based on these performance measures may be made relative to the performance of other business entities.

The maximum amount that may be paid in cash pursuant to performance awards granted to a participant in any one fiscal year that are intended to satisfy the Section 162(m) requirements is $2,000,000. If an award provides for a performance period longer than one fiscal year, the maximum amount that may be paid will be equal to $2,000,000 multiplied by the number of full fiscal years in the performance period. The Compensation Committee may reduce, but not increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a performance award.

Change of Control

A Change of Control, as defined in the 2006 Plan, includes (i) a person or group becoming the beneficial owner of 20% or more of the voting stock of the Company, (ii) certain changes in the composition of the Board of Directors of the Company, and (iii) approval by the shareholders of the Company of certain agreements or plans to merge or consolidate with or into another corporation, exchange shares of voting stock for other securities, cash or property, dispose of substantially all of the Company’s assets, or liquidate or dissolve the Company.

Under the 2006 Plan, in the event of a Change of Control, any time periods, conditions or contingencies related to the exercise or realization of, or lapse of restrictions under, any award shall be automatically accelerated or waived unless, in the sole discretion of the Committee, all outstanding awards are replaced by comparable types of awards of greater or at least substantially equivalent value.

Plan Benefits

Future benefits under the 2006 Plan are not currently determinable. During Fiscal 2005, stock options were granted under the 1996 Plan to the Company’s named executive officers, as set forth in the table captioned Option Grants During Fiscal 2005 in this Proxy Statement, and restricted stock was granted under the same plan to the Company’s named executive officers, as set forth in the tables captioned Summary Compensation Table and Restricted Stock Awards. The stock options granted during the year to all named executive officers as a group represented 195,000 shares of Common Stock at an average weighted exercise price of $5.36 per share. Additionally, 155,538 shares of restricted stock were granted during the year to all named executive officers as a group, including 120,538 shares to Mr. Carreker in lieu of base salary. Stock options were granted to all other employees of the Company as a group to purchase 166,450 shares of Common Stock at an average weighted exercise price of $4.33 per share.

Federal Income Tax Consequences

The following summary constitutes a brief overview of the principal U.S. federal income tax consequences relating to awards that may be granted under the 2006 Plan based upon current tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences. This discussion is based upon provisions of the Tax Code, the treasury regulations issued under the Tax Code, and judicial and administrative interpretations under the Tax Code and the treasury regulations issued as a result of such interpretations, all as in effect on the date of this Proxy Statement, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

New Law Affecting Deferred Compensation

In 2004, a new Section 409A was added to the Tax Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Tax Code are not satisfied, deferred compensation and related earnings will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Section 409A of the Tax Code and, to the extent the 2006 Plan is subject to and does not comply with Section 409A of the Tax Code with respect to any such award, the 2006 Plan may be amended so that it does comply.

Non-Qualified Stock Options

A participant generally will not recognize taxable income at the time a non-qualified option is granted under the 2006 Plan. At the time such non-qualified option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have recognized ordinary income in connection with the exercise of a non-qualified option.

Incentive Stock Options

A participant will not recognize taxable income, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then the participant also will generally not recognize taxable income upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s incentive stock options are exercisable for the first time during any year exceeds $100,000, the options for the shares over $100,000 will be treated as non-qualified options, and not incentive stock options, for federal tax purposes, and the participant will recognize income in accordance with the rules applicable to non-qualified options.

In addition to the foregoing, if the fair market value of the Common Stock received upon exercise of an incentive stock option exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an incentive stock option will depend upon whether the participant disposes of his or her shares prior to two years after the date the incentive stock option was granted or one year after the shares were transferred to the participant (the “Holding Period”). If a participant disposes of shares acquired by exercise of an incentive stock option after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of shares acquired by exercise of an incentive stock option prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the incentive stock option’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, any amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an incentive stock option is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Tax Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” the Company will be allowed a deduction for federal income tax purposes in an amount equal to the compensation recognized by such participant.

If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the optionee will be treated for tax purposes as having made a “disqualifying disposition” of such shares.

Restricted Stock

A participant receiving restricted stock under the 2006 Plan may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse or (ii) makes a special election under Section 83(b) of the Tax Code within 30 days after the transfer of the restricted stock to recognize ordinary income on the date of the transfer. At either time the value of the award for tax purposes is the excess of the fair market value of the shares (determined without regard to the restrictions on such restricted stock, if any) at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. The Company receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse there will be no further tax consequences attributable to the awarded stock until disposition of the stock.

Restricted Stock Units

In general, no taxable income is recognized for federal income tax purposes by a participant in the 2006 Plan upon the grant of a restricted stock unit award. Such participant generally would include in ordinary income the amount of cash or the fair market value of the shares of stock received in payment of the award at the time the cash or shares of stock are delivered to the participant. The Company generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Awards

The participant will not recognize income for federal income tax purposes when a performance award is granted, but will recognize ordinary income when shares and cash are transferred to the participant. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer and the cash received. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares and cash to the participant.

SARs

A grant of SARs has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares and cash received is generally taxable to the grantee as ordinary income, and the Company generally will be entitled to a corresponding tax deduction.

Federal Tax Withholding

Any ordinary income recognized by a participant is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act (“FICA”).

To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any certificate for Common Stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the Common Stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations.

Deferred compensation that is subject to Section 409A of the Tax Code is subject to additional federal income tax withholding if it does not conform with the requirements of Section 409A of the Tax Code.

Special Rules for Incentive Stock Options

FICA and Federal Unemployment Tax Act (“FUTA”) taxes do not apply upon the exercise of an incentive stock option or the disposition of stock acquired by an employee pursuant to the exercise of an incentive stock option, nor is the exercise of an incentive stock option or the disposition of stock acquired by an employee pursuant to the exercise of an incentive stock option subject to federal income tax withholding. However, to the extent that a participant recognizes ordinary income due to the sale of shares acquired by the exercise of an incentive stock option before the expiration of the applicable holding period, the participant still must include compensation in income relating to the disposition of shares acquired by the exercise of an incentive stock option. In addition, the Company must report on Form W-2 the amount of an employee’s (or former employee’s) compensation that is at least $600 in a calendar year, even though the compensation is not subject to federal income and employment tax withholding.

Section 162(m) Limit

Awards granted under the 2006 Plan may qualify as “performance-based compensation” under Section 162(m) of the Tax Code in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to the Chief Executive Officer or one of the Company’s four other most highly compensated executive officers. To so qualify, options, SARs, and other awards must be granted under the 2006 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the 2006 Plan’s limit on the total number of shares that may be awarded to any one participant during any fiscal year. In addition, for awards other than options and SARs to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established by a committee consisting solely of two or more “outside directors” pursuant to the requirements of Section 162(m) of the Tax Code and the regulations issued under this section of the Tax Code.

Section 280G Limits

If a participant’s rights under the 2006 Plan are accelerated as a result of a Change of Control (as defined in the 2006 Plan) and the participant is a “disqualified individual” under Section 280G of the Tax Code, the value of any such accelerated rights received by such participant may be included in determining whether such participant has received an “excess parachute payment” under Section 280G of the Tax Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the participant on the value of such accelerated rights, and (ii) the loss by the Company of its compensation deduction.

Amendment and Termination

The Board may at any time suspend, terminate, amend or modify the 2006 Plan, in whole or in part. However, no amendment or modification of the 2006 Plan will become effective without the approval of such amendment or modification by a majority of the shareholders of the Company generally if such amendment or modification increases the maximum number of shares subject to the 2006 Plan or changes the designation or class of persons eligible to receive awards under the 2006 Plan. Upon termination of the 2006 Plan, the terms and provisions of the 2006 Plan will, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, amendment or modification of the 2006 Plan will adversely affect in any material way any award previously granted under the 2006 Plan, without the consent of the participant (or the permitted transferee) holding such award.

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve this proposal. Under NYSE rules, this proposal is considered a “non-discretionary item” whereby brokers are not permitted to vote in their discretion on behalf of beneficial owners if such beneficial owners do not furnish voting instructions. Resulting “broker non-votes” are treated as not being present for the matter and, therefore, are not counted for purposes of determining whether this proposal has been approved. Abstentions are treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against this proposal.

The Board of Directors of the Company recommends that the shareholders vote to approve The Bombay Company, Inc. 2006 Employee Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains its Employee Stock Purchase Plan (the “ESPP”), 1996 Long-Term Incentive Stock Plan (the “1996 Plan”), Supplemental Stock Program (the “SSP”), the 1991 Director Stock Option Plan (the “1991 Plan”) and the 2005 Director Stock Option Plan (the “Director Option Plan”), all of which were approved by our shareholders. The Amended and Restated Non-Employee Directors’ Equity Plan (the “Directors’ Equity Plan”), which was not subject to shareholder approval, is intended to be replaced by the 2006 Non-Employee Director Payment Plan, which is being submitted for approval by shareholders at the Annual Meeting and by the Director Option Plan, which was approved by shareholders at last year’s annual meeting. As of January 28, 2006, substantially all of the shares authorized for issuance under the Directors’ Equity Plan had been issued and no additional shares under the Directors’ Equity Plan will be utilized.

The following table gives information about equity awards under the above-mentioned plans as of January 28, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)(2)	2,881,732	$5.56	1,934,503(3)
Equity compensation plans not approved by security holders (4)	286,500	$5.06	0
Total	3,168,232	$5.52	1,934,503

(1) Consists of the ESPP, 1996 Plan, SSP, 1991 Plan and Director Option Plan

(2) The 1996 Plan expired on March 6, 2006 and no further awards may be made pursuant to the plan. The 2006 Employee Stock Incentive Plan is being submitted for approval by shareholders at the Annual Meeting. See “Approval of 2006 Employee Incentive Plan”. Regarding members of the Board of Directors, the 2006 Non-Employee Director Payment Plan is being submitted for approval by shareholders at the Annual Meeting. See “Approval of 2006 Non-Employee Director Payment Plan”.

(3) Of these shares, 1,556,767 were available for grant under the 1996 Plan, 86,114 were available for purchase under the ESPP, 79,122 were available for purchase under the SSP and 212,500 were available for grant under the Director Option Plan.

(4) Consists of the Directors’ Equity Plan. Substantially all shares authorized for the Directors’ Equity Plan have been utilized and no further issuances will be made pursuant to this plan after January 28, 2006.

SHAREHOLDERS’ TOTAL RETURN GRAPH

The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Specialty Stores Index for the five-year period ended January 2006. The return values are based on an assumed investment of $100, as of the close of business on the last business day of January 2001, in the Company's Common Stock and in the stock of the companies in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last day of each fiscal year through January 2006.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG THE BOMBAY COMPANY, INC., THE S&P 500 INDEX
AND THE S&P SPECIALTY STORES INDEX

	1/31/01	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06
THE BOMBAY COMPANY, INC.	$100.00	$96.15	$244.44	$321.79	$233.76	$131.20
S&P 500	$100.00	$83.85	$64.55	$86.87	$92.28	$101.86
S&P SPECIALTY STORES INDEX	$100.00	$125.40	$107.02	$145.92	$159.09	$197.91

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national securities exchange. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent were complied with during Fiscal 2005.

RELATED PARTIES TRANSACTIONS

The Company purchases certain merchandise inventory from an individual who is an immediate family member (“related party”) of Steve Woodward, an executive officer of the Company. The related party receives commissions on the inventory purchases in his capacity as a merchandise vendor to the Company and in his capacity as a manufacturer’s representative. In both instances, the related party is paid by the vendor and not by the Company. The Company had an established relationship with the related party prior to Mr. Woodward’s employment by the Company in August 2004. During Fiscal 2005, the related party reported that he earned $146,399 through such commissions and purchases. The amount of inventory purchased through manufacturers that were represented by the related party for Fiscal 2005 was $5,280,000. The amount purchased directly from the related party in Fiscal 2005 was $33,000.

SHAREHOLDER PROPOSALS

A shareholder desiring to submit a proposal for inclusion in the Company’s Proxy Statement for next year’s annual meeting of shareholders, which is expected to be held on or about May 17, 2007, must deliver the proposal to the Company no later than December 19, 2006. The Company requests that all such proposals be addressed to the Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107, and mailed by certified mail, return receipt requested.

GENERAL

A copy of the Annual Report of the Company on Form 10-K/A for Fiscal 2005 is being mailed with this Proxy Statement. Requests for additional copies of such report should be directed to Investor Relations, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107. The Company’s Securities and Exchange Commission filings, including the 2005 Form 10-K/A, are available online, at no charge, at www.bombaycompany.com, Investor Relations, SEC Filings, or through the Securities and Exchange Commission website at www.sec.gov.

Please either date, sign and return the enclosed proxy card or vote by phone or Internet using the instructions on the proxy card at your earliest convenience. A prompt return of your proxy card will be appreciated, as it will save the expense of additional solicitation.

                                                                                                                                                                           By Order of the Board of Directors

                                                                                                                                                                           MICHAEL J. VEITENHEIMER
                                                                                                                                                                           Senior Vice President, Secretary
                                                                                                                                                                           and General Counsel